                                                                Exhibit (a)(35)

   This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Second Offer is made solely by the Offer to Purchase, dated December 6, 1996, the Supplement thereto, dated December 19, 1996, the
   Second Supplement thereto, dated March 7, 1997, and the related Letters of Transmittal and is being made to all holders of Shares. The Second Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of
   Shares in any jurisdiction in which the making of the Second Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Second Offer to be made by a licensed broker or dealer, the Second
    Offer shall be deemed to be made on behalf of Green Acquisition Corp. by Wasserstein Perella & Co., Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                             GREEN ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                                CSX CORPORATION

                   HAS AMENDED ITS OFFER TO PURCHASE FOR CASH
                        AND IS NOW OFFERING TO PURCHASE
                           ALL SHARES OF COMMON STOCK
                                      AND
                SERIES A ESOP CONVERTIBLE JUNIOR PREFERRED STOCK
     (INCLUDING, IN EACH CASE, THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                                OF CONRAIL INC.
                                       AT
                               $115 NET PER SHARE


        Green Acquisition Corp. ("Purchaser"), a Pennsylvania corporation and a wholly owned subsidiary of CSX Corporation, a Virginian corporation
("Parent"), hereby offers to purchase all shares of (i) common stock, par value $1.00 per share (the "Common Shares"), and (ii) Series A ESOP Convertible Junior Preferred Stock, without par value (the "ESOP Preferred Shares" and, together with the Common Shares, the "Shares"), of Conrail Inc., a Pennsylvania corporation (the "Company"), including, in each case, the associated Common Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of July 19, 1989, between the Company and First Chicago Trust Company of New York, as Rights Agent (as amended, the "Rights Agreement"), at a price of $115 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 6, 1996 (the "Offer to Purchase"), the Supplement thereto, dated December 19, 1996 (the "First Supplement"), the Second Supplement thereto, dated March 7, 1997 (the "Second Supplement"), and in the related Letters of Transmittal (which, as amended from time to time, collectively constitute the "Second Offer"). Unless the context otherwise requires, all references to Common Shares, ESOP Preferred Shares or Shares shall include the associated Rights, and all references to the Rights shall include the benefits that may enure to holders of the Rights pursuant to the Rights Agreement, including the right to receive any payment due upon redemption of the Rights.

    ------------------------------------------------------------------------
     THE SECOND OFFER HAS BEEN EXTENDED. THE SECOND OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, APRIL 18, 1997, UNLESS THE SECOND OFFER IS FURTHER EXTENDED.
    ------------------------------------------------------------------------

    THE SECOND OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, PRIOR TO THE EXPIRATION OF THE SECOND OFFER THERE SHALL HAVE BEEN VALIDLY TENDERED AND NOT WITHDRAWN SUCH NUMBER OF SHARES WHICH, TOGETHER WITH THE COMMON SHARES ALREADY OWNED BY PARENT THROUGH THE VOTING TRUST AND BY CERTAIN OTHER PARTIES, CONSTITUTES AT LEAST A MAJORITY OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS (AS DEFINED IN THE OFFER TO PURCHASE). THE SECOND OFFER IS NO LONGER CONDITIONED UPON THE PENNSYLVANIA CONTROL TRANSACTION LAW BEING INAPPLICABLE
TO THE COMPANY. UNDER THE MERGER AGREEMENT, PURCHASER HAS THE RIGHT IN ITS DISCRETION TO EXTEND THE SECOND OFFER, FROM TIME TO TIME, THROUGH 5:00 P.M., NEW YORK CITY TIME, ON JUNE 2, 1997, WHETHER OR NOT THE CONDITIONS TO THE SECOND OFFER HAVE BEEN SATISFIED OR WAIVED. THE SECOND OFFER IS NOT CONDITIONED ON OBTAINING FINANCING. SEE SECTION 15 OF THE OFFER TO PURCHASE AND SECTIONS 4, 7 AND 8 OF THE SECOND SUPPLEMENT.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE SECOND OFFER (AS AMENDED) AND THE MERGER (AS AMENDED), DETERMINED THAT THE MERGER AGREEMENT (AS AMENDED) AND THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING THE SECOND OFFER AND THE MERGER) ARE IN THE BEST INTERESTS OF THE COMPANY AND RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE SECOND OFFER AND TENDER THEIR SHARES PURSUANT TO THE SECOND OFFER.

    The Second Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 14, 1996 (as amended by the First Amendment (as defined in the Offer to Purchase), the Second Amendment (as defined in the First Supplement) and the Third Amendment (as defined in the Third Supplement), the "Merger Agreement"). The Merger Agreement provides, among other things, that, following the completion (or expiration) of the Second Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation. In the Merger, each outstanding Share (other than Shares held in the treasury of the Company or owned by Parent, Purchaser or any of their respective subsidiaries or affiliates, or any third party, its subsidiaries or affiliates that may, jointly together with Parent, acquire an equity ownership interest in any vehicle that may acquire the Company) will be converted into the right to receive $115 in cash, without interest. See Section 13 of the Offer to Purchase, Section 4 of the First Supplement and Section 7 of the Second Supplement.

    Purchaser expressly reserves the right, in its sole judgment and subject to the terms of the Merger Agreement, at any time and from time to time and regardless of whether any of the events set forth in Section 15 of the Offer to Purchase, as supplemented by the First and Second Supplements, shall have occurred or shall have been determined by Purchaser to have occurred, (i) to extend the period of time during which the Second Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary (as defined in the Offer to Purchase) and (ii) to amend the Second Offer in any respect by giving oral or written notice of such amendment to the Depositary. Any such extension or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension, to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (as defined in the Offer to Purchase). During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Second Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares.

    For purposes of the Second Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Second Offer. In all cases, upon the terms and subject to the conditions of the Second Offer, payment for Shares purchased pursuant to the Second Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering shareholders. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser by reason of any delay in making such payment. In all cases, payment for Shares purchased pursuant to the Second Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares ("Certificates") or a book-entry confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) the Letters of Transmittal (or facsimile thereof) properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer, and (c) any other documents required by the Letters of Transmittal.

        If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Second Offer is delayed, or if Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Second Offer, then, without prejudice to Purchaser's rights set forth in the Offer to Purchase, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described in Section 4 of the Offer to Purchase. Any such delay will be followed by an extension of the Second Offer to the extent required by law.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Second Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 of the Offer to Purchase, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Second Offer.

        Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Second Offer are irrevocable. Shares tendered pursuant to the Second Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on Friday, April 18, 1997 (or if Purchaser shall have extended the period of time for which the Second Offer is open, at the latest time and date at which the Second Offer, as so extended by Purchaser, shall expire). In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and, if Certificates for Shares have been tendered, the name of the registered holder of the Shares as set forth in the tendered Certificate, if different from that of the person who tendered such Shares. If Certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such Certificates, the serial numbers shown on such Certificates evidencing the Shares to be withdrawn must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agent's Medallion Program (an "Eligible Institution"), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawal of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to be validly tendered for purposes of the Second Offer. Withdrawn Shares may, however, be retendered by repeating one of the procedures set forth in Section 3 of the Offer to Purchase at any time before the Expiration Date. Purchaser, in its sole judgment, will determine all questions as to the form and validity (including time of receipt) of notices of withdrawal, and such determination will be final and binding.

        The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

        The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Second Offer to holders of Shares. The Second Supplement, the related Letters of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

        THE OFFER TO PURCHASE, THE FIRST SUPPLEMENT AND THE SECOND SUPPLEMENT AND THE RELATED LETTERS OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE SECOND OFFER.

        Questions and requests for assistance or for additional copies of the Offer to Purchase, the First Supplement, the Second Supplement, the Letters of Transmittal or other tender offer materials may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers as set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Second Offer.

                 The Information Agent for the Second Offer is:

                        [MACKENZIE PARTNERS, INC. LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885


                  The Dealer Manager for the Second Offer is:

                     [WASSERSTEIN PERELLA & CO., INC. LOGO]
                              31 West 52nd Street
                            New York, New York 10019
                         (212) 969-2700 (Call Collect)


March 10, 1997